As filed with the Securities and Exchange Commission on March 20, 2014

Registration No. 333-194219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUBHUB INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-2908664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margo Drucker, Esq.

Vice President and General Counsel

GrubHub Inc.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Michael Kim, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3574

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment is being filed solely for the purpose of filing Exhibits 1.1, 4.1 and 5.1. No change is made to the prospectus constituting Part I for the Registration Statement or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

Amount
SEC registration fee		$12,880
FINRA filing fee		15,550
NYSE listing fee		*
Printing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer Agent and Registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

Prior to the completion of this offering, we expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, prior to the completion of this offering, we expect to adopt amended and restated bylaws which will provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws are expected to provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, prior to the completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities

From January 1, 2010 to January 31, 2014, we made sales of the following unregistered securities (share and per share amounts give effect to a 1-for-2 reverse stock split, which we expect to effect prior to consummation of this offering);

•

we granted to our employees, not including our named executive officers, options to purchase an aggregate of 7,140,635 shares of our common stock pursuant to the 2013 Omnibus Incentive Plan at exercise prices ranging from $0.06 to $13.70 per share, with 1,919,791 of these options issued on August 9, 2013 as replacement awards in connection with the Merger;

•

we granted to our named executive officers and directors options to purchase an aggregate of 2,879,504 shares of our common stock pursuant to the 2013 Omnibus Incentive Plan at exercise prices ranging from $2.00 to $13.70 per share, with 1,117,241 of these options issued on August 9, 2013 as replacement awards in connection with the Merger; and

•

we issued 23,318,580 shares of our common stock and 8,098,430 shares of our preferred stock to GrubHub Holdings Inc. in exchange for all of GrubHub Holdings Inc.’s equity interest on August 8, 2013, pursuant to the Reorganization and Contribution Agreement, dated as of May 19, 2013.

We believe these transactions were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about GrubHub Inc.

Item 16. Exhibits

(a) Exhibits.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules are omitted because the required information is either not present, not present in material amounts or is presented within the consolidated financial statements included in the prospectus that is part of this registration statement.

Item 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on March 20, 2014.

GrubHub Inc.

By:	/s/ Adam DeWitt
	Name:	Adam DeWitt
	Title:	Chief Financial Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Matthew Maloney	Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2014

/s/ Adam DeWitt Adam DeWitt	Chief Financial Officer (Principal Accounting and Financial Officer)	March 20, 2014

* Michael Evans	Chief Operating Officer and Director	March 20, 2014

* Jonathan Zabusky	President and Director	March 20, 2014

* Brian McAndrews	Director	March 20, 2014

* David Fisher	Director	March 20, 2014

* Lloyd Frink	Director	March 20, 2014

* J. William Gurley	Director	March 20, 2014

* Justin Sadrian	Director	March 20, 2014

* Benjamin Spero	Director	March 20, 2014

*By:	/s/ Adam DeWitt
Adam DeWitt Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

1.1		Form of Underwriting Agreement.

3.1	**	Form of Amended and Restated Certificate of Incorporation of GrubHub Inc.

3.2	**	Form of Amended and Restated By-laws of GrubHub Inc.

3.3	**	Amended and Restated Certificate of Incorporation of GrubHub Inc. (f/k/a GrubHub Seamless Inc. f/k/a GrubHub Holdings Inc.).

3.4	**	By-laws of GrubHub Inc. (f/k/a GrubHub Seamless Inc. f/k/a GrubHub Holdings Inc.).

4.1		Form of common stock certificate of the Registrant.

5.1		Opinion of Kirkland & Ellis LLP.

10.1	**	Registration Rights Agreement, dated August 8, 2013 by and among GrubHub Inc. (f/k/a GrubHub Seamless Inc. f/k/a Seamless GrubHub Holdings Inc.) and certain stockholders listed therein.

10.2	**	Tax Matters Agreement, dated May 19, 2013, by and between GrubHub Holdings, Inc. Seamless Holdings Corporation and Aramark Holdings Corporation.

10.3	**	Assurance of Discontinuance (Assurance Agreement), dated August 2, 2013, by and among the New York Attorney General’s Office and Seamless North America, LLC and GrubHub Holdings Inc. (f/k/a GrubHub, Inc.).

10.4	**	Stockholders’ Agreement of Seamless GrubHub Holdings Inc., dated as of May 19, 2013, as amended on August 8, 2013 by and between Seamless GrubHub Holdings Inc. and certain stockholders listed therein.

10.5	**	First Amendment to Stockholders’ Agreement of GrubHub Holdings Inc., dated as of August 8, 2013 by and between Seamless GrubHub Holdings Inc. and certain stockholders listed therein.

10.6	**	Second Amendment to Stockholders’ Agreement of GrubHub Holdings Inc., dated as of February 7, 2014 by and between Seamless GrubHub Holdings Inc. and certain stockholders listed therein.

10.7	**	Reorganization and Contribution Agreement, dated May 19, 2013, by and among Seamless North America, LLC, GrubHub Inc. (f/k/a GrubHub Seamless Inc.), GrubHub Holdings Inc. (f/k/a GrubHub, Inc.), Pizza 1 Co., Pizza 2 Co., SLW Investor, LLC and Seamless Holdings Corporation.

10.8	**	Employment Agreement between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Matthew Maloney, dated as of May 19, 2013.

10.9	**	Employment Agreement between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Matthew Maloney, dated as of March 9, 2009.

10.10	**	Employment Agreement between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Adam DeWitt, dated as of May 19, 2013.

10.11	**	Employment Offer Letter between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Adam DeWitt, dated October 17, 2011.

10.12	**	Protective Agreement and Agreement Not To Compete between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Adam DeWitt, dated as of October 7, 2011.

10.13	**	Employment Agreement between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Michael Evans, dated as of May 22, 2013.

10.14	**	Employment Agreement between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Michael Evans, dated as of March 9, 2009.

Exhibit No.		Description

10.15	**	GrubHub Inc. (f/k/a GrubHub Seamless Inc.) 2013 Omnibus Incentive Plan.

10.16	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on April 23, 2012.

10.17	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on July 26, 2012.

10.18	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on November 16, 2012.

10.19	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on January 28, 2013.

10.20	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on March 12, 2013.

10.21	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on December 7, 2011.

10.22	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on December 7, 2011.

10.23	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on April 23, 2012.

10.24	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on July 26, 2012.

10.25	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on November 16, 2012.

10.26	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on March 12, 2013.

10.27	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Michael Evans, granted in replacement of options originally granted on April 23, 2012.

10.28	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Michael Evans, granted in replacement of options originally granted on July 26, 2012.

10.29	**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Michael Evans, granted in replacement of options originally granted on November 16, 2012.

Exhibit No.	Description

10.30**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Michael Evans, granted in replacement of options originally granted on January 28, 2013.

10.31**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Michael Evans, granted in replacement of options originally granted on March 12, 2013.

10.32**	Employment Offer Letter between SeamlessWeb Professional Solutions, LLC and Jonathan H. Zabusky, dated as of June 6, 2011.

10.33**	Agreement Relating to Employment and Post-Employment Competition between SeamlessWeb Professional Solutions, LLC and Jonathan H. Zabusky, dated as of June 6, 2011.

10.34**	Transaction and Severance Benefits Letter between Seamless North America, LLC and Jonathan H. Zabusky, dated as of May 13, 2013.

10.35**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Jonathan H. Zabusky, granted in replacement of options originally granted on September 13, 2011.

10.36**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Jonathan H. Zabusky, granted in replacement of options originally granted on November 15, 2012.

10.37**	Employee Restricted Stock Purchase Agreement, dated November 3, 2010, by and between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Michael Evans.

10.38**	Employee Restricted Stock Purchase Agreement, dated November 3, 2010, by and between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Matthew Maloney.

10.39**	Note Cancellation and Stock Repurchase Agreement, dated December 21, 2012, by and between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.), Matthew Maloney and Matt and Holly Maloney Family Limited.

10.40**	Note Cancellation and Stock Repurchase Agreement, dated December 21, 2012, by and between GrubHub Holdings Inc. (f/k/a GrubHub, Inc.) and Michael Evans.

10.41**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Matthew Maloney, granted in replacement of options originally granted on January 28, 2014.

10.42**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Adam DeWitt, granted in replacement of options originally granted on January 28, 2014.

10.43**	Stock Option Grant Notice and Stock Option Agreement between GrubHub Inc. (f/k/a GrubHub Seamless Inc.) and Jonathan Zabusky, granted in replacement of options originally granted on January 28, 2014.

21.1 **	List of Subsidiaries of the Registrant.

23.1 **	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.2 **	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1 **	Power of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.
**	Previously filed.